UNITED STATED
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


(Check  One):  |_| Form  10-K |_| Form 20-F |_| Form 11-K |X| Form 10-Q
               |_| Form N-SAR



     For Period Ended: March 31, 2000

     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR

     For the Transition Period Ended: _______________

--------------------------------------------------------------------------------

  Read Instruction (on back page) Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the Commissions has verified any information contained herein.

--------------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

________________________________________________________________________________

PART I -- REGISTRANT INFORMATION

________________________________________________________________________________
Full Name of Registrant

La Jolla Fresh Squeezed Coffee Co., Inc.
________________________________________________________________________________
Former Name if Applicable

Sorisole Acquistion Corp.
________________________________________________________________________________
Address of Principal Executive Office (Street and Number)

9060 Activity Road, Suite A
________________________________________________________________________________
City, State and Zip Code

San Diego, California 92126
________________________________________________________________________________


PART II -- RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box, if appropriate.)

|X|
     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed.)

The Registrant hereby represents that it is unable to file its Quarterly Report on Form 10-QSB for the period ended March 31, 2000 without reasonable effort or expense. The Registrant further represents that the Form 10-QSB will be filed no later than May 20, 2000, which is the 5th day following the date on which the Form 10-QSB was due.


PART IV--OTHER INFORMATION


(1) Name and telephone number of person to contact in regard to this notification

     Michael J. Muellerleile               949            660-9700 ext. 133
     -----------------------            -----------    ------------------
     (Name)                             (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

     |_| Yes  |X| No

     Form 10-KSB
     ---------------------------------------------------------------------------

     ---------------------------------------------------------------------------

     ---------------------------------------------------------------------------

La Jolla Fresh Squeezed Coffee Co., Inc. has caused this notification to be signed on its behalf by the undersigned. Thereunto duly authorized, in the City of San Diego, State of California, on May 12, 2000.


                                        La Jolla Fresh Squeezed Coffee Co., Inc.
                                        a Delaware Corporation


                                        By:  /s/ Richard A. Gattrell
                                             -----------------------------------
                                             Richard A. Gattrell

                                        Its: Chief Financial Officer


INSTRUCTION: The form may be signed by an executive office of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


--------------------------------------------------------------------------------
                                   ATTENTION:
   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 10 U.S.C. 1001).
--------------------------------------------------------------------------------